Resolve Staffing Announces Closing of ELS Merger

October 3, 2006 (Cincinnati, OH) - Resolve Staffing, Inc. (OTC BB: RSFF) today announced that the merger with ELS has closed. The effective date of the merger was October 1, 2006.

ELS (www.elshr.com), which is owned by Ron Heineman, Resolve's CEO and largest shareholder, manages a payroll of over 10,000 worksite employees in over 40 states with operations and service centers throughout the country. ELS’ 2005 gross (non-GAAP) revenues were approximately $250 million. Moreover, ELS is currently on a run rate for approximately $300 million gross (non-GAAP) annualized revenue, which equates to approximately $60 million net (GAAP) revenue. With Resolve Staffing on a current run rate of approximately $150 million in annual revenues, the combined entities will be on track for annualized gross (non-GAAP) revenues of $450 million and net (GAAP) revenues of over $200 million. Resolve Staffing has approximately 18.3 million shares outstanding, post merger.

Being aligned with ELS has given Resolve Staffing some distinct advantages in what is a competitive, fast-growing industry. Upon closing the merger, Resolve Staffing will provide human resource management services to help its small-business clients tackle increased complexities associated with the employment aspect of their businesses. These services include payroll processing, employee benefits and administration, workers' compensation coverage, effective risk management and workplace safety programs. ELS has played a key roll in Resolve's aggressive growth and we look forward to the road ahead.

Ron Heineman, CEO of Resolve and ELS, stated, “The merger of ELS and Resolve will establish us as one of the nations top Human Resource Outsourcing (HRO) companies. As we have demonstrated through the past year, Resolve will continue to pursue aggressive growth both organically and through strategic acquisition opportunities throughout the U.S. The merger with ELS will not only strengthen the Company, it will also diversify and expand our service offerings into a true National HR Outsourcing Company. Our clients will be better served through the closing of this transaction since many of ELS' clients require help with their staffing needs and many of Resolve's clients require help with their human resource needs. Further, ELS and Resolve share the same organizational values and I am pleased with both the cultural fit between the two organizations and the future business benefits we will jointly achieve as we become one unified organization.''

Don Quarterman, Director stated: “Since originally announcing the ELS merger, Resolve has continued to demonstrate aggressive growth. We have continued to open new offices and seek acquisitions. Our second quarter Sales were $27 million, July Sales were $13 million, and we are currently on track for annualized Sales of approximately $150 million. Moreover, the merger with ELS brings our annual run rate to just over $200 million in net (GAAP) Sales. The Company thanks its shareholders, both new and old, for their commitment and we look forward to the years ahead.”

About Resolve Staffing, Inc.

Resolve Staffing is a national provider of outsourced human resource services. With 63 offices reaching from New York to California, the Company provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, trucking, garment, clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website http://www.resolvestaffing.com.

This press release contains forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words ``plan,'' ``expect,'' ``believe,'' and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, and collectibility of accounts receivable among others. Other important factors that may affect the Company's future prospects are described in the Company's 2005 Annual Report on Form 10-KSB. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Contact:
Don Quarterman
770-900-4856
ir@resolvestaffing.com